Exhibit 5.1

[Letterhead of Seyfarth Shaw LLP]

June 11, 2015

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, IL 60062

Re:	Nanosphere, Inc.

Issuance and Sale of Shares of Series B Preferred Stock and Warrants

Ladies and Gentlemen:

We have acted as outside counsel to Nanosphere, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 4,400 shares of the Company’s Series B Convertible Preferred Stock (the “Preferred Stock”), which is convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and Warrants to purchase up to 1,203,830 shares of Common Stock (the “Warrants” and, together with the Preferred Stock, the “Securities”). The Securities are being sold by the Company pursuant to a Securities Purchase Agreement, dated as of June 8, 2015 (the “Agreement”), by and between the Company and each purchaser identified on the signature pages thereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”). The shares of Preferred Stock are being offered and sold under the Company’s effective registration statement on Form S-3 (File No. 333-183916) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on November 5, 2012, and the statutory prospectuses included therein, and the prospectus supplement dated June 8, 2015 and filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Warrants are being offered and sold in a concurrent private placement in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. Capitalized terms not defined herein have the meanings ascribed to them in the Agreement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, as we deemed necessary or appropriate for purposes of rendering this opinion letter, including (a) the Certificate of Incorporation of the Company, as amended (the “Charter”), (b) the By-laws of the Company, as amended (the “By-laws”), (c) the Agreement, (d) the Warrants, (e) the Certificate of Designation filed by the Company with the Secretary of State of Delaware on June 10, 2015 (the “Certificate of Designation” and, together with the Agreement and the Warrants, the “Transaction Documents”), (f) the Registration Statement, (g) the Base Prospectus contained in the Registration Statement, (h) the Prospectus Supplement dated June 8, 2015, (i) resolutions of the Board of Directors of the Company duly adopted by unanimous written consent dated May 26, 2015, (j) resolutions of the Financing Committee of the Board of Directors of the Company duly adopted on June 8, 2015, (k) a status certificate of the Department of State of the State of Delaware, dated June 11, 2015, to the effect that the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware and is duly authorized to transact business in the State of Delaware, (l) a status certificate of the Department of State of the State of Illinois dated June 11, 2015, to the effect that the Company is a foreign corporation duly qualified and authorized to transact business in the State of Illinois, and (m) such other documents, records and other instruments and matters of law as we have deemed necessary or appropriate for purposes of this opinion letter. In all such examinations, we have assumed, with your consent, the genuineness of all signatures on original and certified documents, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to executed documents of all unexecuted copies submitted to us, and the conformity to the originals of photocopies.

We are admitted to the Bar in the State of New York and we express no opinion as to the laws of any other jurisdiction, except the federal laws of the United States of America, and the laws of the State of Delaware, including without limitation applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and we express no opinion with respect to any state securities or blue sky laws.

With respect to the shares of Preferred Stock, we have assumed that, as of each and every time any of the Preferred Stock is converted, the Company will have a sufficient number of authorized and unissued shares of Common Stock available for issuance under its Charter to permit conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation without the breach or violation of any other agreement, commitment or obligation of the Company.

Upon the basis of the foregoing and in reliance upon the representations made to us, we are of the opinion that:

(1) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

(2) When the Preferred Stock is issued, sold and delivered in the manner and for the consideration stated in the Registration Statement, the Prospectus, the Agreement, and the resolutions adopted by the Board of Directors and the Financing Committee, then such Preferred Stock will be validly issued, fully paid and nonassessable.

(3) The Common Stock issuable upon conversion of the Preferred Stock, when issued upon the conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus supplement, dated June 8, 2015, relating to the Shares, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on June 11, 2015. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Act.

Very truly yours,

/s/ SEYFARTH SHAW LLP